Exhibit 3.1

ROSS MILLER
Secretary of State                                        Document Number
206 North Carson Street                                   20110668715-37
Carson City, Nevada 89701-4298                            Filing Date and Time
(775) 684-5708                                            09/14/2011 3:46 PM
Website: www.nvsos.gov                                    Entity Number
                                                          E0375472008-9

                                                          Filed in the office of
    ARTICLES OF INCORPORATION                             /s/ Ross Miller
(PURSUANT TO NRS 78.385 AND 78.390)                       Ross Miller
                                                          Secretary of State
                                                          State of Nevada

                       ABOVE SPACE IS FOR OFFICE USE ONLY

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:

Business Outsourcing Services Inc.

2. The articles have been amended as follows (provide article numbers, if available):

     1.   The name of the Corporation has been changed to Orgenesis Inc.

     4. Names and Addresses of the Board of Directors/Trustees- see attached schedule for list of directors and additional provisions.

     5.   Purpose- see attached schedule

     ADDITIONAL PROVISIONS- See attached schedule

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 69.6%

4. Effective date of filing (optional):

5. Officer Signature (Required)  /s/ Guilbert Cuison
                                ------------------------------
* If any proposed amendment would alter or change any preferences or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

                                   SCHEDULE A
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                 ORGENESIS INC.
                  (FORMERLY BUSINESS OUTSOURCING SERVICES INC.)

SECTION 4 BOARD OF DIRECTORS

4.1 Names and Addresses of the Board of Directors/Trustees are:

     (1) Guilbert Cuison of Block 616 Bedrock Reservoir Road, Singapore, 470616 and

     (2)  Jerome Golez of Block 117 Bishan St., Singapore, 570117

4.2 Number of Directors.

The number of the directors constituting the entire Board will be not less than one nor more than 15 as fixed from time to time by vote of the majority of the entire Board, provided, however, that the number of directors will not be reduced so as to shorten the term of any director at the time in office.

4.3 Vacancies.

Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen will hold office during the remainder of the term of office of the resigning director.

SECTION 5 PURPOSE

The nature of the business of the Corporation and the objects or the purposes to be transacted, promoted, or carried on by it are to engage in any lawful activity.

                              ADDITIONAL PROVISIONS

SECTION 8 ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by NRS 78.378 to 78.3793, inclusive.

SECTION 9 COMBINATIONS WITH INTEREST STOCKHOLDERS

The Corporation elects not to be governed by NRS 78.411 to 78.444, inclusive.

SECTION 10 LIABILITY

To the fullest extent permitted by NRS 78, a director or officer of the Corporation will not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that this article will not eliminate or limit the liability of a director or officer for:

     (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or

     (b)  the payment of distributions in violation of NRS 78.300, as amended.

Any amendment or repeal of this Section 10 will not adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

SECTION 11 INDEMNIFICATION

11.1 Right to Indemnification.

The Corporation will indemnify to the fullest extent permitted by law any person (the "Indemnitee") made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) that he or she incurs in connection with such action or proceeding.

11.2 Inurement

The right to indemnification will inure whether or not the claim asserted is based on matters that predate the adoption of this Section 11, will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

11.3 Non-exclusivity of Rights

The right to indemnification and to the advancement of expenses conferred by this Section 11 are not exclusive of any other rights that an Indemnitee may have or acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors, these Articles of Incorporation or otherwise.

11.4 Other Sources

The Corporation's obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other entity.

11.5 Advancement of Expenses

The Corporation will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that the Corporation has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.

SECTION 12 BYLAWS

The Board of Directors is expressly authorized to make, alter and repeal the Bylaws of the corporation, subject to the power of the shareholders of the corporation to change or repeal the Bylaws.